  EXHIBIT 2.1

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

IRON BRIDGE MORTGAGE FUND, LLC

Among:	Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company	the “Company”
And:	Iron Bridge Management Group, LLC, an Oregon limited liability company	the “Manager”
And:	the persons and/or entities listed from time to time in the Schedule of Members	Each a “Member” and collectively the “Members”
Dated:	July 28, 2022

Background

A. The Company was formed pursuant to Articles of Organization filed in the office of the Secretary of State of the State of Oregon on September 29, 2008;

B. The initial Operating Agreement of the Company was adopted on April 1, 2009 and entered into by and among the Company, the Manager, and certain Members (the “Initial Operating Agreement”);

C. The Initial Operating Agreement was amended and restated in its entirety by that certain Amended and Restated Operating Agreement (“First Amended and Restated Operating Agreement”) dated February 1, 2013 entered into by and among the Company, the Manager, and certain Members;

D. The First Amended and Restated Operating Agreement was amended effective March 1, 2013 and again on January 1, 2019;

E. The First Amended and Restated Operating Agreement was amended and restated in its entirety by that certain Second Amended and Restated Operating Agreement (“Second Amended and Restated Operating Agreement”) dated February 1, 2021, entered into by and among the Company, the Manager and certain Members; and

F. The parties hereto desire to amend and restate the Second Amended and Restated Operating Agreement to provide for, among other things: (i) the intended election (the “REIT Election”) and treatment of the Company as a corporation taxable as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code; (ii) certain changes to facilitate the Company’s qualification as a REIT, including the use of certain deemed distribution mechanisms and the imposition of certain ownership and transfer restrictions; (iii) the respective rights, obligations and interests of the Members hereto to each other and to the Company; and (iv) certain other matters as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby amend and restate the Second Amended and Restated Operating Agreement in its entirety and agree as follows:

Agreement

1. Definitions; Interpretation.

1.1 Definitions. As used herein the following terms shall have the following respective meanings:

Acquisition Affiliate - Iron Bridge Realty, LLC, an Oregon limited liability company wholly owned by the Company.

Additional Member - as defined in Section 4.2.

Advisors Act - the Investment Advisors Act of 1940, as the same may be hereafter amended from time to time.

Affiliate - with reference to any Person, any other Person of which such Person is a member, director, officer, manager, general partner or employee or any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

Agreement - this Third Amended and Restated Operating Agreement, as amended from time to time as provided herein.

Applicable Law - any applicable law, regulation, ruling, order or directive, or license, permit or other similar approval of any Governmental Authority, now or hereafter in effect, to which a Member (or any of its Affiliates) is or may be subject.

Assignment - as defined in Section 10.1. The terms “Assign,” “Assigns,” and “Assigned” have correlative meanings.

Authorized Representative - as defined in Section 15.14.

Automatic Transfer Event - means any Assignment, change in capital structure, or other event that would, if effective, (a) cause the Company to fail to qualify as a real estate investment trust under the Code or to become subject to any additional tax, penalty, or other requirements in lieu of such disqualification as a result of (b) the number of Units Beneficially Owned by any Person. Whether any event is an Automatic Transfer Event shall be determined without regard to the application of Section 10.5(c) to that event.

Automatically Transferrable Units - means, with respect to any event that constitutes an Automatic Transfer Event, the minimum Units described in clause (b) of the definition thereof that would need to be transferred to a third party to avoid the consequence described in clause (a) thereof, as determined by the Manager. Automatically Transferable Units shall be calculated without regard to the application of Section 10.5(c) to the Automatic Transfer Event at issue.

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Bankruptcy Code - Title 11 of the United States Code entitled “Bankruptcy,” as the same may be hereafter amended from time to time, and any successor statute or statutes thereto.

Beneficial Ownership - means ownership of Units by a Person who would be treated as an owner of such Units directly, indirectly, or constructively under Section 842(a)(2) of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” have correlative meanings.

Business Day - any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York.

Capital Contribution - a contribution to the capital of the Company made pursuant to Section 4.

Charitable Beneficiary - means an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Manager as the beneficiary or beneficiaries of the Excess Unit Trust.

Class A Member - means any Person who (i) executes this Agreement as a Class A Member or who has been admitted as an additional or substitute Class A Member pursuant to the terms of this Agreement, and (ii) is the owner of Class A Units. “Class A Members” means all such Persons.

Class A Units - means the number of Class A Units held by a Class A Member, as set forth on the Schedule of Members, which may be updated from time to time. The Class A Units shall have the rights and interests as set forth herein.

Class B Member - means any Person who (i) executes this Agreement as a Class B Member or who has been admitted as an additional or substitute Class B Member pursuant to the terms of this Agreement, and (ii) is the owner of Class B Units. “Class B Members” means all such Persons.

Class B Units - means the number of Class B Units held by a Class B Member, as set forth on the Schedule of Members, which may be updated from time to time. The Class B Units shall have the rights and interests as set forth herein.

Class B Preferred Return - means a cumulative, non-compounded preferred return of 9% per annum on the Unreturned Capital Contributions of a Class B Member, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Class B Preferred Return is being determined, cumulative to the extent not distributed in any period pursuant to Section 6.2(a)(iii) or Section 6.2(b)(v) of the average daily balance of the Unreturned Capital Contributions of a Class B Member, from time to time, during the period to which the Class B Preferred Return relates, commencing on the later of (i) the day on which the Class B Member first makes a Capital Contribution; and (ii) the date of this Agreement.

Class C Member - means any Person who (i) executes this Agreement as a Class C Member or who has been admitted as an additional or substitute Class C Member pursuant to the terms of this Agreement, and (ii) is the owner of Class C Units. “Class C Members” means all such Persons.

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Class C Units - means the number of Class C Units held by a Class C Member, as set forth on the Schedule of Members, which may be updated from time to time. The Class C Units shall have the rights and interests as set forth herein.

Class C Preferred Return - means a cumulative, non-compounded preferred return of 6% per annum on the Unreturned Capital Contributions of a Class C Member, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Class C Preferred Return is being determined, cumulative to the extent not distributed in any period pursuant to Section 6.2(a)(ii) or Section 6.2(b)(iii) of the average daily balance of the Unreturned Capital Contributions of a Class C Member, from time to time, during the period to which the Class C Preferred Return relates, commencing on the later of (i) the day on which the Class C Member first makes a Capital Contribution; and (ii) the date of this Agreement.

Class D Member - means any Person who (i) executes this Agreement as a Class D Member or who has been admitted as an additional or substitute Class D Member pursuant to the terms of this Agreement, and (ii) is the owner of Class D Units. “Class D Members” means all such Persons.

Class D Units - means number of Class D Units held by a Class D Member, as set forth on the Schedule of Members, which may be updated from time to time. The Class D Units shall have the rights and interests as set forth herein.

Class D Preferred Return - means a cumulative, non-compounded preferred return of 5% per annum on the Unreturned Capital Contributions of a Class D Member, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Class D Preferred Return is being determined, cumulative to the extent not distributed in any period pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) of the average daily balance of the Unreturned Capital Contributions of a Class D Member, from time to time, during the period to which the Class D Preferred Return relates, commencing on the later of (i) the day on which the Class D Member first makes a Capital Contribution; and (ii) the date of this Agreement.

Closing - with respect to any Member, the sale to and the subscription for and purchase by, such Member of its Interest and its admission as a Member, pursuant to its Subscription Agreement or pursuant to some other form of exchange agreement approved by the Manager in its sole discretion.

Code - the Internal Revenue Code of 1986, as the same may be hereafter amended from time to time.

Company - as defined in the introduction to this Agreement.

Company Expenses - as defined in Section 8.1.

Confidential Matter - as defined in Section 15.14.

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Damages - any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to litigation and interest on any of the foregoing.

Defaulting Party - as defined in Section 15.20(a).

Disabling Event - as defined in Section 13.2(a).

Disposition - the sale, exchange, refinance, redemption, assignment, transfer, repayment, repurchase or other disposition by the Company of all or any portion of an Investment for cash or for marketable securities that can be distributed to the Members pursuant to Section 6.2, and the term shall also include (a) a distribution in kind to the Members of all or any portion of an Investment and (b) a write down of an Investment or determination that an Investment is worthless in accordance with the Code.

Distributable Cash - the excess of the sum of all cash receipts of all kinds (other than Capital Contributions) over cash disbursements (or reserves therefor) for Company Expenses.

DOL Regulations - regulation of the United States Department of Labor included within 29 CFR section 2510.3-101.

ERISA - the Employee Retirement Income Security Act of 1974, as the same may be hereafter amended from time to time and any successor statute or statutes thereto.

ERISA Member - any Member that is an “employee benefit plan” within the meaning of section 3(3) of ERISA, a “plan” within the meaning of section 4975(e)(1) of the Code or a “benefit plan investor” within the meaning of 29 C.F.R. 2510.3-101 or any insurance company investing the assets of its general account which may be deemed to include “plan assets.”

Event of Termination - as defined in Section 12.1.

Exchange Act - the Securities Exchange Act of 1934, as the same may be hereafter amended from time to time.

Excess Unit Trust - means the trust created pursuant to Section 10.5(n).

Excess Unit Trustee - means, subject to Section 10.5(n), a Person that is identified by the Manager as the trustee of the Excess Unit Trust (which Person shall be unaffiliated with the Company, all Purported Beneficial Assignees, and all Purported Record Assignees, and may be identified with retroactive effect).

Excess Units - means any Units designated as such under Section 10.5(c).

Existing Holder - means (a) any Member as of the date of determination, and (b) any Person to whom an Existing Holder identified in clause (a) hereof completes an Assignment of Beneficial Ownership of one or more Unit(s) causing such transferee to Beneficially Own Units in excess of the Ownership Limit, subject to the limitations provided in this Agreement.

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Existing Holder Limit - means, with respect to any Existing Holder, the percentage of all outstanding Units that such Existing Holder Beneficially Owns at the time it first becomes an Existing Holder; provided, however, that for any Person who is an Existing Holder by virtue of clause (b) of the definition thereof, the Existing Holder Limit shall equal the smallest Existing Holder Limit of all Existing Holders that Assigned one or more Units to such Person (determined at the respective times of such Assignments). Notwithstanding the foregoing, if any adjustment is made under Section 10.5(i) with respect to an Existing Holder, the Existing Holder Limit for that Person shall equal the adjusted percentage.

Fair Market Value - the fair market value of such property on such date as determined in good faith by the Manager, provided that if a Majority in Interest so requests in writing, the fair market value of such property shall be determined by an independent, nationally recognized investment banking firm, accounting firm or an appraisal firm selected by the Manager.

First Amended Operating Agreement - as defined in the Background paragraph to this Agreement.

Second Amended Operating Agreement - as defined in the Background paragraph to this Agreement.

GAAP - generally accepted accounting principles in the United States of America.

Governmental Authority - any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Initial Operating Agreement - as defined in the Background paragraph to this Agreement.

Interest - the entire limited liability company interest owned by a Member in the Company at any particular time as represented by the number of Units held by such Member, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

Internal Revenue Service - the Internal Revenue Service or its successor.

Investment - a Real Estate Asset, a structured bridge or other loan made by the Company to finance the acquisition and rehabilitation of distressed residential and commercial real estate, other opportunistic lending for real estate development and construction meeting the investment criteria of the Company established and as may be amended from time to time by Manager, in its sole discretion, and a strategic acquisition by the Company or its Acquisition Affiliate of certain distressed real property, in each case consistent with the qualification of the Company as a REIT.

Investment Company Act - the Investment Company Act of 1940, as the same may be hereafter amended from time to time.

LLC Act - as defined in Section 2.1.

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Liquidation Representative - as defined in Section 12.2.

Loan Servicing Fee - as defined in Section 8.2.

Majority in Interest - Members with more than one-half of the issued and outstanding Units of all Members.

Manager - Iron Bridge Management Group, LLC, an Oregon limited liability company.

Material Adverse Effect - (a) a violation of a statute, rule or regulation of any Governmental Authority that is reasonably likely to have a material adverse effect on an Investment, a potential Investment, any Person in which the Company has a direct or indirect interest in, the Company, the Manager, any Member or any of their respective Affiliates or on any Member or any Affiliate of any such Member, (b) an occurrence that is reasonably likely to subject an Investment, a potential Investment, any Person in which the Company has a direct or indirect interest, the Company, the Manager, any Member or any of their respective Affiliates to any material regulatory requirement to which it would not otherwise be subject, or which is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been, (c) an occurrence that is reasonably likely to subject any Member to any tax under Section 897 of the Code, (d) an occurrence that is reasonably likely to cause the Company to be taxed as a corporation, or (e) an occurrence that is reasonably likely to result in any assets owned by the Company being deemed to be “plan assets” under ERISA or that is reasonably likely to result in a “prohibited transaction” under ERISA.

Members - as defined in the introduction to this Agreement, including, where no differentiation is required, either a Class A Member, a Class B Member, a Class C Member, a Class D Member, or any other Member holding a series of Units designated by the Manager as a Unit, including any substituted or additional Members as shall be admitted to the Company pursuant to Sections 4.2, 10 or 13.

Name and Mark - means “Iron Bridge Mortgage Fund” and any other names and marks associated with the Company and any of its subsidiaries, together with any associated URLs, any formatives, and any abbreviated marks thereof.

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Net Cash Flow From Operations - means, for any Fiscal Year or part thereof, the excess, if any, of: (i) all proceeds received by the Company in connection with the operation of the Investments, including, but not limited to, monthly interest payments and fees and charges associated with or related to the ownership, operation and management of any Investments, or any other source, but excluding all Net Cash Flow From Sale or Refinance received by the Company; less (ii) the sum of (A) all cash expenditures of the Company (including capital expenditures and payments with respect to indebtedness and other short and long term obligations), (B) the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable and prudent working capital and reserves; and (C) the amount of any funds the Manager, in its reasonable discretion, determines to set aside for investment in additional Investments; provided, however, that with respect to any amount received by the Company that constitutes repayment of interest or fees under an Investment, it is intention of the Company and the Manager that such amount shall be distributed to the Members in accordance with this Agreement.

Net Cash Flow From Sale or Refinance - means, for any Fiscal Year or part thereof, the excess, if any, of: (i) all proceeds received from the repayment of all or any portion of any Investments, or the sale, financing or refinancing of all or any portion of any real estate owned properties held by the Company; less (ii) the sum of (A) all cash expenditures of the Company (including capital expenditures and payments with respect to indebtedness and other short and long term obligations), (B) the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable, prudent reserves; and (C) the amount of any funds the Manager, in its reasonable discretion, determines to set aside for investment in additional Investments; provided, however, that with respect to any amount received by the Company that constitutes repayment of interest or fees under an Investment, it is intention of the Company and the Manager that such amount shall be distributed to the Members in accordance with this Agreement.

Offering Memorandum - any Private Placement Memorandum or similar offering document distributed to a Member in connection with the offering of Units as amended, supplemented or modified.

Organizational Expenses - all costs and expenses of the Company relating to the organization of the Company and the offer and sale of Interests.

Ownership Limit - means nine and eight-tenths percent (9.8%) (or, prior to January 1, 2023, the greater of such percentage or the percentage owned by a particular Member as of the date hereof) in value or in number of Units, whichever is more restrictive, of the outstanding Units of the Company, or of any class or series of Units of the Company, excluding any outstanding Units not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Manager in accordance with Section 10.5(j). The number and value of the outstanding Units shall be determined by the Manager in its sole discretion, and those determinations shall be conclusive for all purposes hereof.

Partnership Representative - The person appointed pursuant to this Agreement to serve as the “partnership representative” (as defined in Code Section 6223 and any analogous provisions of any state and local laws).

Percentage Interest - means the Interest of a Member in the Company vis-à-vis the other Members expressed as a percentage. The Percentage Interest (or the Percentage Interest of each Member within a particular class of Units, such as the Class A Percentage Interest, Class B Percentage Interest, Class C Percentage Interest or the Class D Percentage Interest) of each Member in the Company will be determined by the Manager at the time a Member makes a Capital Contribution to the Company and receives Units and shall thereafter be adjusted, pro rata based on the existing Units of the Members, at any time that: (i) the Company issues any additional Units, or (ii) the Company makes a redemption of any Units.

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Permitted Temporary Investments - investments by the Company in (a) securities that are obligations of or guaranteed by the U.S. government or an instrumentality thereof; (b) domestic, corporate or governmental indebtedness rated Aa or Prime-1 (or the equivalent thereof) or better by Moody’s Investors Service Inc. or A-1 (or its equivalent) or better by Standard & Poor’s Corporation; (c) certificates of deposit, money market accounts, savings accounts, checking accounts or any combination thereof in banks which have total assets of $100,000,000 or more (or in banks insured by the Federal Deposit Insurance Corporation (the “FDIC”) which have total assets of less than $100,000,000 if the amount of the Company’s funds deposited in such bank is fully insured by the FDIC); or (d) any other securities that the Manager determines are appropriate for short term investments.

Person - an individual, partnership, corporation, limited liability company, joint venture, business, trust or unincorporated organization, Governmental Authority or any other entity.

Preferred Return – means with respect to each holder of Units, depending on the types of Units held, the Class B Preferred Return, the Class C Preferred Return, and/or the Class D Preferred Return.

Purported Beneficial Assignee - means, with respect to any purported Assignment which results in Excess Units, the beneficial holder of the Units, if such Assignment had been valid under Section 10.5(b).

Purported Record Assignee - means, with respect to any purported Assignment which results in Excess Units, the record holder of the Units, if such Assignment had been valid under Section 10.5(b).

Real Estate Assets - means the interest of the Company in any Person or any real estate asset or any indebtedness secured by real estate assets, and any other assets owned directly or indirectly by the Company, as determined by the Manager.

Redemption List - as defined in Section 6.5(b).

Redemption Request - as defined in Section 6.5(b).

REIT - means an entity qualifying for U.S. federal income tax treatment as a “real estate investment trust” under Sections 856 through 860 of the Code.

REIT Power of Attorney – means a power of attorney, the form of which is attached hereto as Exhibit A, enabling the Manager to cause a “consent dividend” pursuant to Section 6.3(d).

Related Person - as defined in Section 3.2.

Restriction Termination Date - means the first day on which the Manager determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT under the Code.

Schedule of Members - as defined in Section 3.1.

Securities Act - the Securities Act of 1933, as the same may be hereafter amended from time to time.

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Side Letter - as defined in Section 15.21.

Subscription Agreement - as to any Member, the subscription agreement between such Member and the Company in connection with its purchase of an Interest.

Subsequent Closing - any Closing which occurs after the date hereof.

Substitute Member - a Member who is admitted as a Substitute Member in accordance with the provisions of Section 10.1.

Successor Manager - any Person admitted to the Company as a successor manager pursuant to Section 7.9 or 13.2.

Treasury Regulations - the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time.

U.S. Dollars and $ - lawful money of the United States of America.

Units - means with respect to any Member, the Class A Units, the Class B Units, the Class C Units, the Class D Units, or any other class of units issued by the Company in accordance with this Agreement, as applicable.

Unreturned Capital Contribution - means with respect to any holder of Units, the total Capital Contributions made with respect to such Units, less all amounts actually distributed with respect to such Units pursuant to Section 6.2(b)(ii), Section 6.2(b)(iv), 6.2(b)(vi) or 6.2(b)(vii), as applicable.

Withdrawing Manager - as defined in Section 13.2(a).

1.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

1.3 Interpretation.

(a) Schedules, Exhibits, Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section” or a “subsection” are, unless otherwise specified, to a Section or a subsection of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

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(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

1.4 Manager’s Standard of Care. Whenever in this Agreement the Manager is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “discretion” or under a grant of similar authority or latitude, the Manager shall consider the interests of the Company and the Members and such other interests and factors (including its own interests) as it deems necessary or appropriate under the circumstances, or (b) in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law. The Manager’s duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of the law.

2. Organization.

2.1 Formation; Term. The parties to this Agreement hereby agree to form a limited liability company pursuant to the provisions of the Oregon Limited Liability Company Act, as amended from time to time (the “LLC Act”), and in accordance with the further terms and provisions of this Agreement. The term of the Company commenced on September 29, 2008, the date the Articles of Organization were filed with the Secretary of State of the State of Oregon and shall continue in perpetuity, unless the Company is sooner dissolved pursuant to Section 12.

2.2 Name. The name of the Company shall be “Iron Bridge Mortgage Fund, LLC” or such other name or names as may be selected by the Manager from time to time, and its business shall be carried on in such name with such variations and changes as the Manager deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. The Manager shall give the Members prompt written notice of any change in the name of the Company.

2.3 Purpose. The Company is organized for the object and purpose of making Investments, owning, managing, supervising and disposing of such Investments, distributing the net income and profits therefrom, engaging in such activities necessary, incidental or ancillary thereto and any other lawful act or activity for which limited liability companies may be organized under the Act in furtherance of the foregoing; provided, however, prior to the Restriction Termination Date, the provisions of this Agreement shall be interpreted in a manner consistent, to the greatest extent possible, with the qualification of the Company as a REIT. Notwithstanding any other provision of this Agreement, the Company, and the Manager on behalf of the Company, may execute, deliver and perform such agreements and documents as the Manager determines are necessary or desirable for the formation and organization of the Company. Any provision herein regarding the purpose and power of the Company and the authorization (or limitation on authorization thereof) of actions hereunder shall also apply to, and may be done through, a direct or indirect subsidiary of the Company.

2.4 Places of Business. The Company shall have its principal place of business at 9755 SW Barnes Road, Suite 420, Portland, OR 97225, or at such other place or places as the Manager may select. The Company may from time to time have such other place or places of business in such other jurisdictions as the Manager may deem advisable.

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2.5 Registered Office and Agent. The address of the Company’s registered office in the State of Oregon is 9755 SW Barnes Road, Suite 420, Portland, OR 97225. The name of the registered agent at the address is Iron Bridge Management Group, LLC.

2.6 Fiscal Year. The fiscal year of the Company shall end on the 31st day of December in each year. The Manager shall have the authority to change the ending date of the fiscal year to any other date required or allowed under the Code if the Manager, in its sole discretion, shall determine such change to be necessary or appropriate. The Manager shall promptly give notice of any such change to the Members.

2.7 Powers. Subject to the provisions of Sections 7 and 14, the Company, and the Manager acting on behalf of the Company, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the Manager in its sole discretion to be necessary or appropriate in furtherance of the purposes of the Company including, without limitation, the power and authority to:

(a) invest, directly or indirectly through one or more intermediate entities, in Investments;

(b) leverage and dispose of Investments, including the power to borrow money and provide the Company’s assets as security for loans;

(c) open, have, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys;

(d) bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

(e) hire consultants, custodians, attorneys, accountants and such other agents of the Company as it may deem necessary or advisable, and to authorize each such agent to act for and on behalf of the Company;

(f) cause the Company to enter into and carry out the terms of the Subscription Agreements without any further act, approval or vote of any Member;

(g) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the sole judgment of the Manager be necessary or appropriate for the Company to originate, acquire, hold, service and/or dispose of any Investment;

(h) organize or cause to be organized one or more intermediate entities to hold Investments;

(i) enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the offer and sale of Interests or to the accomplishment of the Company’s purposes, and to take or omit to take such other action in connection with such offer and sale or with the business of the Company as may be necessary or desirable to further the purposes of the Company;

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(j) purchase or repurchase any or all interests in the Company from any Person for such consideration as the Manager may determine in its reasonable discretion (whether more or less than the original issuance price of such interests in the Company or the then market value of such interest) to the extent the Manager determines necessary or advisable to preserve the qualification of the Company as a REIT; and

(k) carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company’s business.

2.8 Certificates and Other Filings.

(a) Authority. The Manager is hereby authorized to execute, acknowledge, file and cause to be published, as appropriate, all instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the Manager in its sole discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the operation or, when appropriate, termination of a limited liability company in the State of Oregon and all other jurisdictions where the Company does or shall desire to conduct its business.

(b) Further Assurances. If requested by the Manager, the Members shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for: (i) the operation of a limited liability company under the laws of the State of Oregon; (ii) if the Manager deems it advisable, the operation of the Company as a corporation taxed as a REIT, in all jurisdictions where the Company proposes to operate; and (iii) all other filings required to be made by the Company. For the avoidance of doubt and pursuant to the foregoing, each Member shall execute the REIT Power of Attorney.

2.9 Tax Classification and REIT Election.

(a) Entity Classification. For periods ending on or before December 31, 2021, it is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes. For periods beginning on or after January 1, 2022, it is the intention of the Members that the Company be treated as a corporation taxed as a REIT for U.S. federal income tax purposes.

(b) Qualification as a REIT. Subject to Section 15.17, the Manager may in its sole discretion cause the Company to elect under Treasury Regulations Section 301.7701-3(c) to be classified as a corporation for such purposes and to elect to be treated as a REIT under Sections 856 through 860 of the Code. In the event of such election, the Company shall not be a financial institution referred to in Section 582(c)(2) of the Code nor an insurance company to which subchapter L of the Code applies. In furtherance of the foregoing, the Manager shall be entitled to take such actions from time to time as are necessary, and is authorized to take such actions as in its sole judgment and discretion are desirable, to obtain and to preserve the status of the Company as a REIT; provided, however, that if the Manager determines in its sole discretion that it is no longer desirable for the Company to qualify as a REIT, the Manager may revoke or otherwise terminate the Company’s REIT election pursuant to applicable U.S. federal tax law and may elect to treat the Company thereafter as a C corporation, partnership or other type of entity as it determines in accordance with applicable tax law.

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3. Members.

3.1 Manager and Members. The Company shall consist of the Manager and the Members admitted to the Company as of the date hereof, and such additional and substituted Members as may be admitted to the Company pursuant to Sections 4.2, 10 or 13. The Manager will prepare and maintain at its principal place of business a schedule listing, with respect to each Member, the name and address of the Member and the class and number of each Member’s Units (the “Schedule of Members”). The Manager shall cause the Schedule of Members to be amended from time to time to reflect the admission of any Member, reinvestment by a Member in additional Units, the removal or withdrawal of any Member for any reason or the receipt by the Company of notice of any change of name of a Member.

3.2 Liability of Manager.

(a) General. Except to the extent that the LLC Act, as it now exists or may hereafter be amended, prohibits elimination or limitation of liability, neither the Manager nor any of the Manager’s Affiliates, or any officer, director, stockholder, member, partner, employee, agent or assign of the Manager or any of the Manager’s Affiliates, or any Person who was, at the time of the act or omission in question, such a Person (collectively, including the Manager, the “Related Persons”), shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company, any other Person in which the Company has a direct or indirect interest or any Member (or any Affiliate thereof) for any Damages asserted against, suffered or incurred by the Company, any other Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to:

(i) the management or conduct of the business and affairs of the Company, any other Person in which the Company has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Company has a direct or indirect interest or any Affiliates of such Person);

(ii) the offer and sale of interests in the Company;

(iii) the management or conduct of the business and affairs of any Related Person insofar as such business or affairs relate to the Company, any other Person in which the Company has a direct or indirect interest or to any Member in its capacity as such, including, without limitation, all:

(A) activities in the conduct of the business of the Company and any other Person in which the Company has a direct or indirect interest, whether or not the same as any specific activities or within any category, class or type of activities disclosed in any Offering Memorandum, and

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(B) activities in the conduct of other business engaged in by it (or them) which might involve a conflict of interest vis-à-vis the Company, any other Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest; or

(iv) the winding up of the business of the Company.

No repeal or amendment of this section or of provisions of the LLC Act shall adversely affect any right or protection of a Related Persons for actions or omissions prior to the repeal or amendment.

(b) Conflicts of Interest. For purposes of this Agreement, no action or failure to act on the part of any Related Person in connection with the management or conduct of the business and affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Company, any other Person in which the Company has a direct or indirect interest or any Member (or any of their respective Affiliates) or which are specified in or contemplated by any Offering Memorandum or in which such Related Person realizes a profit or has an interest shall constitute, per se, bad faith, gross negligence, intentional misconduct, a material breach of this Agreement or a knowing violation of law. The Members acknowledge that some or all of the Manager are or may be in the future engaged in other businesses, including limited liability companies, corporations and partnerships doing business with the Company, and that the Members understand such participation may result in conflicts of interest with the business of the Company. The Members have entered into this Agreement with full knowledge of such other business activities of the Manager and have consented to and approve such other activities. The Members understand and agree that each Manager and Member may engage in other enterprises and that neither the Manager nor the other Members shall be required to offer business opportunities to the Company and may take advantage of those opportunities for their own account or for the account of other limited liability companies, corporations or partnerships with which the Members or Managers are associated. Neither the Company nor any Manager or Member shall have any right to any ownership interest or income derived by a Manager or Member from any enterprise or opportunity permitted by this Section 3.2(b) or Section 7.7. This Section 3.2(b) and Section 7.7 are intended to modify any provisions or obligations of the LLC Act to the contrary and each of the Members and the Company hereby waives and releases any claims the Members or the Company may have under the LLC Act with respect to any such activities or ventures of the Manager or other Members.

(c) Reliance on Third Parties. Any Related Person may (in its own name or in the name of the Company) consult with counsel, accountants and other professional advisors in respect of the affairs of the Company, any other Person in which the Company has a direct or indirect interest and each Related Person shall be deemed not to have acted in bad faith or with gross negligence or to have materially breached this Agreement or engaged in intentional misconduct with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law.

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(d) Reliance on this Agreement. To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, the Manager acting under this Agreement shall not be liable to the Company or to any such other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to modify to that extent such other duties and liabilities of the Manager.

3.3 Limited Liability of Members. The liability of each Member is limited to its obligation to make Capital Contributions to the Company in amounts from time to time provided by this Agreement and to make the payments required by this Agreement and its respective Subscription Agreement, all of which obligations are intended to be enforceable only by the Company and the Manager but not by creditors of the Company, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Members or the Company, shall have the effect of removing, diminishing or otherwise affecting such limitation.

3.4 No Priority, Etc. No Member shall have priority over any other Member as to the return of the amount of its Capital Contribution to the Company, other than as expressly provided in this Agreement.

3.5 Membership Property; Membership Interest. No real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Interests of the Members shall constitute personal property.

3.6 Meetings of Members.

(a) General. The Manager, or Members holding 25% or more of the outstanding Units, may call a meeting of the Company in accordance with the provisions of this Section 3.6. Meetings of the Members may be held at any location, either within or without the State of Oregon, designated by the Manager. No meetings of Members are required. The purpose for which a Member may call a meeting is limited to items that expressly require the consent of Members. The record date for determining Members entitled to vote at a meeting shall be the date of the notice of the meeting.

(b) Voting. At any Meeting of Members, each Member shall have one vote for each Unit held by such Member. Unless a greater vote is required by the Act or this Agreement, any action approved by Members holding the right to a Majority in Interest entitled to be vote on such action is the act of the Members. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

(c) Quorum. A majority of the outstanding Units will constitute a quorum for a meeting. No action may be taken in the absence of a quorum.

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(d) Rules of Conduct. The Manager will establish rules of conduct for meetings of the Members, which shall be binding on all Members.

(e) Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, by mail, or, to the extent permitted by the Act, by telecopy or email transmission, by or at the direction of the person calling the meeting to each Member. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at the Member’s address as it appears on the records of the Company, first class postage prepaid. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy.

(f) Action Without Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents, describing the action taken, signed by Members holding a Majority in Interest, or such greater percentage as is required to approve the action under this Agreement or the Act, of the votes entitled to be cast as to such action. The written consents evidencing any such action without a meeting shall be promptly delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 3.6 is effective when the necessary Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member holding Units signs a written consent.

(g) Meetings by Telephone. Meetings of the Members may be held by, or may include participants using, conference telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence in person at the meeting.

4. Capital Contributions.

4.1 Capital Contributions.

(a) Initial Capital Contributions. Capital Contributions to the Company, for the purposes of the Company making Investments and satisfying Organizational Expenses and Company Expenses, have either already been made by the Member and are reflected in the Company’s books and records, shall be made in the amount set forth in the Member’s Subscription Agreement and shall be made in cash or by wire transfer of immediately available funds, or shall be made as otherwise set forth in an exchange agreement and shall be made by cancellation or contribution of any debt instrument held by a Person pursuant to which the Company owes such Person the amounts represented on such debt instrument, as determined by the Manager. The Manager may authorize additional contributions, including without limitation reinvestment of distributions pursuant to the terms of Section 4.3 below at such times and on such terms and conditions as it determines. Absent the Manager’s authorization, no Member is permitted to make additional Capital Contributions. If, in the opinion of the Manager, the aggregate Capital Contributions of (or the value of any other interests of or the Units held by) ERISA Members equal or exceed or would, after giving effect to the admission of any ERISA Member(s), equal or exceed twenty-five percent (25%) of the aggregate Capital Contributions of (or the value of any other interests of or the Units held by), as applicable, of all Members, then the Manager may in its sole discretion determine not to permit such Member to contribute capital or purchase Units or other interests.

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(b) Class Limitations. Notwithstanding anything in this Agreement to the contrary, the Company shall not issue any additional Class C Units or Class D Units during any period of time when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company.

4.2 Admissions of Additional Members at Subsequent Closings.

(a) Conditions to Admission. In addition to the Members admitted as of the date hereof, the Manager, in its sole discretion, may schedule one or more Subsequent Closings (effective on the first day of a month) for such Person or Persons seeking admission to the Company as a Member of the Company or a Member wishing to increase the amount of its Capital Commitment other than in connection with Reinvestment as set forth in Section 4.3 below (collectively, an “Additional Member”), subject to (1) acceptance of the subscription by the Manager, and (2) the determination by the Manager that, in the case of each such admission or increase, the following conditions have been satisfied:

(i) The Additional Member shall have executed and delivered such instruments and shall have taken such actions as the Manager shall deem necessary or desirable to effect such admission or increase, including, without limitation, the execution of a Subscription Agreement, a counterpart of this Agreement and the REIT Power of Attorney;

(ii) Such admission or such increase shall not result in a violation of any applicable law, including the United States federal securities laws, or any term or condition of this Agreement;

(iii) Such admission or such increase shall not result in any assets owned by the Company being deemed to be “plan assets” under ERISA or result in a “prohibited transaction” under ERISA; and

(iv) As a result of such admission or increase the Company shall not be required to register as an investment company under the Investment Company Act and neither the Manager nor any Affiliate of the Manager would be required to register as an investment advisor under the Advisors Act.

(b) Admission as Member. A Person shall be deemed admitted to the Company as an Additional Member at the time the conditions specified in Section 4.2(a) are satisfied. The Manager shall revise the Schedule of Members to reflect the admission of such Additional Member. The Manager may hold funds in a subscription account, with all interest on funds credited to the Company, until such time as the Manager accepts a subscription and schedules a Subsequent Closing. The Manager may schedule Subsequent Closings at such times as, in its sole and absolute discretion, it determines the funds held are needed.

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(c) Other Mechanical Provisions.

(i) The Manager shall cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Section 4 as promptly as is practicable after such occurrence.

(ii) The admission of an Additional Member shall not be a cause for dissolution of the Company.

(iii) The transactions contemplated by this Section 4.2 shall not require the consent of any of the Members.

4.3 Reinvestment of Distributions.

(a) Automatic Reinvestment of Distributions. Each Class A Member, Class C Member, and Class D Member has elected to, and hereafter shall be treated as having elected to, reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Each Class B Member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion unless such Class B Member has provided advance written notice to the Manager of its preference. In each case, the reinvestment of distributions by a Member in additional Units shall be at a purchase price equal to the fair market value of such Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a Member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment.

(b) Election to Receive Cash Distributions. Notwithstanding the foregoing, a Member may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager. If no election to receive cash distributions is made, then distributions will be reinvested in accordance with the provisions of Section 4.3(a). To terminate an election to receive cash distributions, a Member must notify the Manager in writing of its termination on such form as is established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received.

(c) Deemed Election to Receive Cash Distributions. The Manager, in its sole and absolute discretion, may terminate reinvestment of distributions in whole or in part, pro rata among each such class of securities. In such case, the Members will be deemed to have made the election to receive cash distributions described in Section 4.3(b) with respect to any such terminated distribution reinvestment. If, in the opinion of the Manager, the reinvestment of distributions by an ERISA Member equal or exceed or would, after giving effect to the admission of any ERISA Member(s), equal or exceed twenty-five percent (25%) of the aggregate Capital Contributions of (or the value of any other interests of or the Units held by), as applicable, all Members, then the Manager may in its sole discretion not permit such Member to reinvest distributions and such ERISA Member shall be deemed to have made the election to receive cash distributions described in Section 4.3(b).

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(d) REIT Excess Distributions. If the Manager determines in its sole discretion that distributions in excess of the amount the Manager otherwise would have distributed to Members pursuant to Section 6.2 are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax (such excess amount, “Excess Distributions”), the Manager may cause the Company to make such Excess Distributions but automatically reinvest such Excess Distributions for the purchase of additional Units of the same class associated with such Excess Distribution (or, in the case of Class B Members, of another class). Any such reinvestment shall be at a purchase price equal to the fair market value of such Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a Member in connection with such reinvestment.

5. [Reserved.]

6. Distributions; Withdrawal; Redemptions.

6.1 No Right to Withdraw. No Member shall have the right to withdraw capital or demand or receive distributions or other returns of any amount with respect to its interest in the Company, except as expressly provided in this Section 6.

6.2 Distributions.

(a) Distributions of Net Cash Flow From Operations. Subject to the provisions of Section 6.4, the Manager shall cause the Preferred Return, or any available portion thereof, but only to the extent there is available for distribution Net Cash Flow From Operations, to be distributed to holders of Units promptly following the end of each month. Distributions of Net Cash Flow From Operations shall be distributed to holders of Units as follows:

(i) first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii) second, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

(iii) third, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person; and

(iv) thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such Person.

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(b) Distributions of Net Cash Flow From Sale or Refinance. Subject to the provisions of Section 6.4, Net Cash Flow From Sale or Refinance, if any, shall be distributed at such times as the Manager may determine in the following priority:

(i) first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii) second, 100% to the holders of Class D Units pro rata based on the Unreturned Capital Contributions of the holders of Class D Units, until each holder of Class D Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class D Units;

(iii) third, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

(iv) fourth, 100% to the holders of Class C Units pro rata based on the Unreturned Capital Contributions of the holders of Class C Units, until each holder of Class C Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class C Units;

(v) fifth, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person;

(vi) sixth, 100% to the holders of Class B Units pro rata based on the Unreturned Capital Contributions of the holders of Class B Units, until each holder of Class B Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class B Units; and

(vii) seventh, 100% to the holders of Class A Units pro rata based on the Unreturned Capital Contributions of the holders of Class A Units, until each holder of Class A Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class A Units; and

(viii) thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such Person.

6.3 REIT Distribution Provisions.

(a) REIT Calculations. For each taxable year that the Company intends to be treated as a REIT for U.S. federal income tax purposes, the Company shall calculate its taxable income as determined under Section 857(b)(2) of the Code, its earnings and profits for purposes of Section 316 of the Code, and its net capital gain for purposes of Section 857(b)(3) of the Code.

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(b) Capital Gain Dividends. Subject to Section 857(g) of the Code, the Company shall designate any dividend or part thereof as a capital gain dividend to the extent permitted by Section 857(b)(3) of the Code, unless the Manager determines that the Company should retain such amounts.

(c) Distributions to Satisfy REIT Requirements. Notwithstanding any provision herein to the contrary, until the Restriction Termination Date or unless the Manager determines otherwise in its sole discretion, the Manager shall be entitled to cause the Company to pay distributions (a) equal to or in excess of 90% of the amounts required to be distributed under Section 857(a) of the Code or as otherwise required under any applicable Code provision for the Company to qualify as a REIT, and (b) to avoid the imposition of excise tax under Section 4891 of the Code. In furtherance of the foregoing, if the Manager determines in its sole discretion that distributions, including Excess Distributions, are necessary or appropriate to ensure or maintain the status of the Company as a REIT or to avoid the imposition of any U.S. federal income or excise tax, the Manager may take any and all actions necessary or appropriate to make such distributions, regardless of the amount of Net Cash Flow from Operations or Net Cash Flow from Sale or Refinance, and the Manager shall determine the priority in which such distributions are made (for example, pursuant to Section 6.2(a) or Section 6.2(b)).

(d) Consent and Spill-Over Dividends. If the Manager determines in its sole discretion that “consent dividends” within the meaning of Section 565 of the Code are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax, the Manager may require the Members to take any and all actions necessary or appropriate under the Code, any Treasury Regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of Treasury (including any IRS forms or other forms) such that sufficient consent dividends are made by the Company to maintain its status as a REIT and to avoid federal income or excise tax for the applicable taxable year. In furtherance of the foregoing, each Member shall have executed the REIT Power of Attorney. In addition, to the extent that any dividend is eligible for an election under Section 858 of the Code, the Manager may in its sole discretion cause the Company to make such election and to take any other actions required to effect such election.

(e) Non-REIT Earnings and Profits. The Company shall distribute in its first year as a REIT all of its earnings and profits accumulated in any year in which it was taxable as a corporation and not qualified as a REIT for U.S. federal income tax purposes.

6.4 Restrictions on Distributions. The foregoing provisions of this Section 6 to the contrary notwithstanding, no distribution shall be made:

(a) if such distribution would violate any contract or agreement to which the Company is then a party or any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company;

(b) to the extent that the Manager, in its sole discretion, determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise;

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(c) to the extent the Manager determines that legal, tax, accounting or regulatory issues or uncertainties make distribution of funds imprudent or impractical; or

(d) to the extent that the Manager, in its sole discretion, determines that the cash available to the Company is insufficient to permit such distribution.

6.5 Redemption of Units.

(a) The Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A Units, Class B Units, Class C Units, or Class D Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Unreturned Capital Contribution of such Units; provided, however, that the Manager shall not (i) unilaterally make any redemption of the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”), or (ii) unilaterally make any redemptions during any period when it has suspended processing Redemption Requests pursuant to Section 6.5(c).

(b) A Member shall have the right to require a redemption of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member. Upon the submission of a Redemption Request, the Preferred Return applicable to any such Units being redeemed shall be deemed to have ceased to accrue as of the last day of the month immediately preceding the month in which the Units are redeemed. In connection with a Redemption Request, the Member requesting redemption shall be entitled to receive an amount equal to the fair market value of the Units, which shall consist of (i) any accrued but unpaid Preferred Return applicable to such Units being redeemed (with such Preferred Return ceasing to accrue in accordance with the terms and conditions of this Section 6.5(b) and (ii) the Unreturned Capital Contribution of such Units being redeemed, with each Member expressly acknowledging that the fair market value of a Member’s Units that are sought to be redeemed under this Section 6.5 shall not exceed the sum of any accrued and unpaid Preferred Return and any Unreturned Capital Contributions applicable to such redeemed Units. Following the completion of a redemption, such redeemed Member will have no further interests in the Units that were redeemed or, in the case of a Member who has had all of its Units redeemed, any interest in the Company or any right to any further distributions by the Company. Except as otherwise provided for herein, the Manager shall maintain a list (the “Redemption List”) of all such requests and shall complete Redemption Requests in the order received, subject to the provisions of Section 6.5(c).

(c) It is the intention of the Company to complete all Redemption Requests in sixty (60) days of receipt of a Redemption Request, provided however:

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(i) if the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager’s election, as determined in its sole discretion, complete any such Redemption Request (and subject further to the provisions set forth in subsection (ii) below) in multiple monthly payment intervals of $1,000,000 for each such payment date; and

(ii) if the Company has unfulfilled Redemptions Requests at any time from Members collectively seeking redemption for more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may elect to (A) suspend processing Redemption Requests in the order received; (B) extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company or otherwise violating applicable law, as determined by the Manager in its reasonable discretion, with no requirement of the Company or the Manager to market or sell any Investments or other assets at fire sale or discount prices to complete any outstanding Redemption Requests, (C) make payments, or prepayments as applicable, to Members who have submitted a Redemption Request, provided, however, that any such payments or prepayments shall be made in the order of priority set forth in Section 6.2(b) instead of in the order received (subject to the Class Limitation); and (D) give notice to all Members that the Company is electing to take the actions set forth in subsections (A), (B) and (C) above.

(d) If at any time the amount of Unreturned Capital Contributions associated with the Class A Units and Class B Units, in the aggregate, equal less than 20% of the total assets of the Company. the Company shall suspend processing Redemption Requests associated with Class A Units and Class B Units and extend the redemption date for such Units until such time as the Unreturned Capital Contributions associated with the Class A Units and the Class B Units in the aggregate exceeds 20% of the total assets of the Company.

(e) The Members hereby agree and acknowledge that the Company may utilize any source of proceeds to effectuate redemptions under this Section 6.5, including, but not limited to, portfolio loan payoffs, real estate sales, Capital Contributions and debt financing. Any payments made to a Member in connection with the redemption of such Member’s Units shall be subject to all applicable withholdings with regard to the collection of taxes, interest, and penalties attributable to such Member. If the Manager deems it necessary, the Manager may set up an escrow account or otherwise set aside any amounts as reasonably determined by the Manager pending the determination of whether any withholding is required. Any such amounts withheld by the Company with regard to the collection of taxes, interest, and penalties attributable to such Member in connection with a redemption and paid to any taxing jurisdiction shall be treated as a payment under this Section 6.5.

(f) Notwithstanding any provision herein to the contrary, the Manager shall be entitled to reject a Redemption Request, limit the amount to which a Redemption Request applies or otherwise modify the terms of satisfying a Redemption Request to the extent the Manager determines necessary or advisable to ensure or maintain the status of the Company as a REIT or avoid any U.S. federal income or excise tax.

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(g) Notwithstanding any provision herein to the contrary, any redemption made under this Section 6.5 shall be subject to compliance with applicable securities law and exemptions.

6.6 Withholding. Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any payment or distribution by the Company to any Member or other Person. All amounts so withheld, and, in the manner determined by the Manager in its sole and absolute discretion, amounts withheld with respect to any payment or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the Manager and the Company for such excess amount or such withholding requirement, as the case may be.

6.7 Record Holders. Any distribution of Company assets, whether pursuant to this Section 6 or otherwise, shall be made only to Persons who, according to the books and records of the Company, were the holders of record of Interests on the date determined by the Manager as of which the Members are entitled to any such distribution.

6.8 Final Distribution. The final distributions following dissolution of the Company shall be made in accordance with the provisions of Section 12.

7. Management.

7.1 Management by Manager. The Manager, in its sole discretion, shall have full, complete and exclusive right, power and authority to exercise all the powers of the Company set forth in Section 2 and to do all things necessary to effectuate the purposes of the Company as set forth in Section 2.3 and Section 2.7. The Manager shall devote such time to the business as it deems reasonably necessary. The Company shall not have any of its own employees. The Manager shall exercise on behalf of the Company complete discretionary authority for the management and the conduct of the affairs of the Company. The Manager shall have the power and authority, on behalf of the Company, to delegate to one or more Persons its rights and powers to manage and control the affairs of the Company and shall conduct the business and management of, and perform functions with respect to, the Company which are the same or similar to the functions a director performs with respect to a corporation, and in such capacity the Manager shall be considered the sole “director” that manages the Company for purposes of Section 856(a)(1) of the Code. Any delegation of authority to manage and control the affairs of the Company shall be by a management agreement or other agreement with such Persons and such delegation shall not cause the Manager to cease to be a “manager” (within the meaning of the LLC Act). In dealing with the Manager acting for or on behalf of the Company, no Person shall be required to inquire into, and Persons dealing with the Company are entitled to rely conclusively on, the right, power and authority of the Manager to bind the Company.

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7.2 Investment Powers of the Manager.

(a) Investments. The Manager will seek, and will cause the Company to seek, Investment opportunities for the Company.

(b) Permitted Temporary Investments. To the extent practicable in the sole discretion of the Manager, the Manager shall invest Capital Contributions in Permitted Temporary Investments pending investment in Investments and shall invest Distributable Cash in Permitted Temporary Investments pending the distribution thereof.

7.3 Limitations on the Manager. The Manager shall not, and shall not permit the Company to: (i) do any act in contravention of any applicable law or regulation, or provision of this Agreement; (ii) possess Company property for other than a Company purpose; (iii) admit any Person as a Manager of the Company except as permitted under Section 13 of this Agreement or the LLC Act; and (iv) admit any Person as a Member except as permitted under Sections, 4 or 10 of this Agreement or the LLC Act.

7.4 Borrowing and Guarantees. The Manager shall have the right, at its option, to cause the Company to borrow money from any Person, or to guarantee loans or other extensions of credit for the purpose of: (i) providing interim financing to cover Company Expenses; or (ii) leveraging existing Investments to increase the Company’s lending capacity, provide a means for additional Investments, manage cash utilization and augment annual investment returns. Any loan shall be non-recourse to the Members and secured solely by applicable Investments.

7.5 Third Party Reliance. Third parties dealing with the Company are entitled to rely conclusively upon the authority of the Manager as set forth in this Agreement.

7.6 Designation of Partnership Representative. Solely for taxable years ending on or before December 31, 2021:

(a) The Manager shall be the Partnership Representative. The Members agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114 74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) (the “Partnership Audit Procedures”).

(b) The Members acknowledge and agree that the Partnership Representative shall have the power to cause the Company to elect out of the partnership-level audit procedures to the extent allowed under Section 6221(b) of the Code or to elect out of partnership-level tax assessments under Section 6226 of the Code. Further, to the extent requested to do so by the Partnership Representative, the Members shall timely file amended returns and pay tax liabilities (including interest and penalties) under Section 6225(c)(2) of the Code. The Members agree to cooperate in good faith, including by timely providing information requested by the Partnership Representative and making elections and filing amended returns requested by the Partnership Representative to give effect to the preceding sentence. Subject to the foregoing, to the extent required to do so under the Post 2017 Partnership Audit Procedures, the Company shall make any payments of assessed amounts under Section 6221 of the Partnership Audit Procedures and shall allocate any such assessment among the current or former Members of the Company for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Members’ respective interests in the Company for that reviewed year based on such Member’s share of such assessment as would have occurred if the Company had amended the tax returns for such reviewed year and such Member incurred the assessment directly (using the tax rates applicable to the Company under Section 6225(b) of the Code).

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(c) To the extent the Company is assessed amounts under Section 6221(a) of the Partnership Audit Procedures, the current or former Member(s) to which such assessment relates shall pay to the Company such Member’s share of the assessed amounts including such Member’s share of any additional accrued penalties and interest assessed against the Company relating to such Member’s share of the assessment (together, the “Member Assessment”), upon at least 30 days’ written notice from the Partnership Representative requesting the payment and such payment shall not be treated as a Capital Contribution. If a Member does not timely pay to the Company the full amount of such Member’s Member Assessment (the “Tax Defaulting Member”), then the shortfall shall be treated as a loan (the “Tax Loan”) by the Company to the Tax Defaulting Member, with the following results:

(i) the unpaid balance of the Tax Loan shall bear interest at the rate of 10% per annum, compounded annually, from the day that the Tax Loan is deemed made until the date that the Tax Loan, together with all accrued interest, is repaid to the Company;

(ii) all amounts otherwise distributable by the Company to the Tax Defaulting Member shall be withheld and credited to the Company against repayment of the Tax Loan, with any such withholding and credit first being applied to accrued and unpaid interest until fully paid, and then to outstanding principal until all outstanding principal is paid in full; and

(iii) in addition to the other rights and remedies granted to it under this Agreement, the Company may take any action available at law or in equity, at the cost and expense of the Tax Defaulting Member, to obtain payment from the Tax Defaulting Member of the unpaid balance of the Tax Loan and all accrued and unpaid interest thereon.

The provisions contained in this Section 7.6 shall survive the dissolution of the Company and the withdrawal of any Member or the transfer of any Units.

7.7 Other Activities of the Manager and Related Persons.

(a) Ability to Engage in Other Activities. Each Member expressly agrees that the Manager and any other Related Person, subject to the limitations of paragraph (c) of this Section 7.7 may engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Company or otherwise, including, without limitation, purchasing, selling or holding real estate assets or loans for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the account of the Company. The Manager will, and will cause the other Related Persons to, use its or their, as applicable, best efforts to ensure that such other investments or business ventures are not inconsistent with the achievement by the Company of the investment goals established by Manager as set forth in any Offering Memorandum. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

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(b) Engagement of Other Persons. The Manager may, from time to time, on behalf and at the expense of the Company, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Manager may determine in its sole discretion. Such service providers may include, without limitation, attorneys, investment consultants, brokers and finders, independent auditors, printers, title and escrow companies, environmental consultants, engineers, architects and other professionals, consultants and service providers. Such third parties may be Affiliates of any Related Person or of one or more of the Members. Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of any Related Person, one or more Members or any of their respective Affiliates. The Company shall not have any of its own employees.

(c) Contract Restrictions. The Manager may cause the Company to enter into contracts and transactions with the Manager and any Related Person or Affiliate thereof, provided that the terms of any such contract or transaction are fair and reasonable to the Company and are not less favorable than could be obtained in arms-length negotiations with unrelated third parties for similar services.

(d) Referral of Opportunities. Neither the Manager nor any other Related Person shall be obligated to disclose or refer to the Company any particular investment opportunity, whether or not any such opportunity is of a character which could be taken by the Company.

7.8 Conflicts of Interest. While the Manager intends to use commercially reasonable efforts to avoid situations involving conflicts of interest, each Member acknowledges that there may be situations in which the interests of the Company, may conflict with the interests of the Manager or one or more Members or any other Related Person. Each Member agrees that the activities of the Manager or any Member and any other Related Person specifically authorized by or described in this Agreement may be engaged in by the Manager or any Member or any such Related Person and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty owed by any such Related Person to the Company or to any Member. The Members acknowledge that the Company and the Manager may encounter conflicts of interest on a routine and recurring basis, and that the Company and the Manager will use commercially reasonable efforts to manage and minimize such conflicts of interest. Any transaction between the Company, on the one hand, and the Manager, any Member or any Related Person, on the other hand, will be on commercially reasonable and market-based terms and conditions.

Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the Manager shall be permitted to bargain for and accept the following transactions connected with the business of the Company, subject to the terms of any other agreement among the Members: (1) in selling or otherwise disposing of real property owned by the Company or its Acquisition Affiliate, the Manager may sell the same to one or more of its Affiliates, or to other organizations in which Manager or its Affiliates have an interest, provided the price and terms of such sale are at least as advantageous as the Company could otherwise have obtained; (2) the Manager may cause the Company to purchase existing loans from the Manager and/or its Affiliates, provided such loans meet the underwriting standards applicable to other loans purchased by the Company, no foreclosure has been initiated with respect to such loan, and the price paid by the Company does not exceed the principal balance then owing upon such loan; and (3) reimbursement of the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Company.

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7.9 Removal of Manager. The Manager may be removed as the manager of the Company, for Cause only, with the written approval of the Members who hold at least seventy five percent of the outstanding Units (excluding Units held by the Manager). For purposes of this Agreement, “Cause” shall mean the determination of a court of competent jurisdiction that one of the following events occurred: (i) the Manager willfully or intentionally violated, or recklessly disregarded, the Manager’s duties to the Company; or (ii) the Manager committed any act involving fraud, bad faith, or gross negligence in its duties and responsibilities to the Company. Removal of the Manager will not affect in any manner the Interests held by the Manager or its Affiliates. Upon removal of the Manager, the Members may elect one or more successor managers of the Company with the written approval of the Members who hold at least seventy five percent of the issued and outstanding Units.

7.10 No Control by Members. Except as expressly set forth herein, no Member shall take part in the control or management of the affairs of the Company nor shall any Member have any authority to act for or on behalf of the Company or to vote on any matter relative to the Company and its affairs.

8. Expenses and Fees.

8.1 Company Expenses. The Company will be responsible for, and pay (or reimburse the Manager for), all expenses incurred by the Company, (the “Company Expenses”) that are not paid or reimbursed by a third–party pursuant to the terms of an Investment including, without limitation: (i) Organizational Expenses; (ii) Loan Servicing Fee as specified in Section 8.2; (iii) all expenses incurred in connection with Company operations, including, without limitation, all expenses incurred with the purchase, holding, sale or proposed sale of any Investments including, without limitation, all travel-related expenses and all third party out-of-pocket costs and expenses of custodians, paying agents, registrars, counsel, independent accountants, tax preparation, and others; (iv) legal, accounting, tax preparation and other specialized consulting or professional services including environmental, engineering, architectural, and other building trades and inspection services, due diligence costs, title fees, escrow fees, closing fees, and other expenses that the Manager would not normally be expected to render with its own professional staff; (v) all third-party costs incurred in connection with the preparation of or relating to reports made to the Members; (vi) all costs related to litigation involving the Company, directly or indirectly, including, without limitation, attorneys’ fees incurred in connection therewith; (vii) all costs related to the Company’s indemnification obligations set forth in Section 11; (viii) the costs of any litigation, director and officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company; (ix) all unreimbursed out-of-pocket expenses relating to transactions that are not consummated including legal, accounting and consulting fees and all extraordinary professional fees incurred in connection with the business or management of the Company; (x) all expenses of liquidating the Company; and (xi) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company. Company Expenses do not include, and the Company will not pay, costs associated with the Manager’s personnel, overhead and profit, except as such items may be included in the Loan Servicing Fee.

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8.2 Manager Expenses. In consideration of its duties and responsibilities under this Agreement, the Manager shall be entitled to a loan servicing fee related to servicing of Investments equal to one-twelfth of 3% of the principal amount of each Investment, payable monthly (i.e. 3% per year) (the “Loan Servicing Fee”). The Loan Servicing Fee is intended to reimburse the Manager for all costs associated with its personnel, overhead and profit, and no such expenses shall be considered Company Expenses.

8.3 Member Expenses. Each Member shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of, its admission to, and the maintenance of its Interest in, the Company.

9. Books of Account, Records and Banking.

9.1 Maintenance of Books and Records, Etc.

(a) Maintenance of Books and Records. The Company shall maintain books and records in such manner as is utilized in preparing the Company’s United States federal information tax return in compliance with Section 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Company’s required U.S. federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions.

(b) Access. All such books and records shall at all times be made available at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during normal business hours upon five (5) Business Days’ prior written notice. The Company shall promptly furnish a list of names and addresses of all Members to any Member who requests such a list in writing for any proper purpose.

(c) Banking. All funds of the Company may be deposited in such bank, brokerage or money market accounts as shall be established by the Manager. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Manager may designate.

9.2 [Reserved.]

9.3 Financial Statements and Other Reports.

(a) Annual Financial Information. Subject to the Manager receiving all necessary information from third parties, within ninety (90) days after the end of each fiscal year of the Company, the Manager shall send (with email transmission being expressly permitted with respect to such statements) to each Person who was a Member in the Company at any time during the fiscal year then ended an internally prepared, audited statement of assets and liabilities of the Company as of the end of such fiscal year.

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(b) Quarterly Financial Information. Promptly after the end of each calendar quarter in each year, the Manager shall send (with email transmission being expressly permitted with respect to such statements) to each Person who is a Member on the date of dispatch an unaudited report providing narrative and unaudited summary financial information with respect to the Company.

(c) Monthly Distribution Statement. Promptly after the end of each month, the Manager shall send (with email transmission being expressly permitted with respect to such statements) to each Person who is a Member on the date of such dispatch their monthly distribution (if any).

10. Transfer of Membership Interests; Substitute Members.

10.1 Assignments by Members.

(a) Requirements for Assignment. In addition to the limitations set forth in Section 10.5, no Member may directly or indirectly sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of such Member’s Interest (including, without limitation, any right to receive distributions or allocations in respect of such Interests and whether voluntarily, involuntarily or by operation of law) (each, an “Assignment”), and no Assignment shall be registered by the Company, unless (i) such Assignment would not require registration under the Securities Act or violate any provision of any applicable laws; (ii) such Assignment would not require the Manager or any of its Affiliates to register as an investment adviser under the Investment Advisers Act of 1940, as amended, if such Person is not already so registered; and (iii) such Assignment would not violate either this Agreement or the laws, rules or regulations of any state or any governmental authority applicable to the transferor, the transferee or such Assignment; provided, however, that the Manager may in its sole discretion waive some or all of the preceding requirements with respect to any prospective Transfer from time to time.

(b) Conditions Precedent to Assignment. Any proposed Assignment by a Member shall be subject to the provisions of this Section 10, including satisfaction of the following conditions:

(i) The Company shall receive from the assignee (A) such documents, instruments and certificates as may be requested by the Manager, pursuant to which such assignee shall agree to be bound by this Agreement, (B) a certificate duly executed by the assignee to the effect that each of the representations, warranties and acknowledgments set forth in the Subscription Agreement are (except as otherwise disclosed to the Manager) true and correct with respect to such Person as of the date of such Assignment and that the assignee agrees to be bound by each of the agreements, covenants and acknowledgments in the Subscription Agreement as if it were a party thereto, (C) a completed suitability statement in the form contained in the Subscription Agreement, as relevant to the proposed assignee, (D) such other documents, opinions, instruments and certificates as the Manager shall request and (E) a counterpart of this Agreement executed by or on behalf of such Person;

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(ii) Any substituted Member admitted to the Company shall succeed to all rights and be subject to all the obligations of the transferring Member, as the case may be, with respect to the interest to which such Member was substituted. Except as otherwise provided in Section 10.5, any transferee of an interest in the Company who is not admitted as a substituted Member, as the case may be, shall have the right to receive dividends or distributions pursuant to Section 10.5, but shall have no other rights hereunder.

(iii) The transferor and transferee of a Member’s Interest, as the case may be, shall be jointly and severally obligated to reimburse the Company and the Manager for all expenses (including, without limitation, legal fees) incurred by or on behalf of the Company and the Manager in connection with any Assignment of an interest in the Company. If, under applicable law, an Assignment of an interest in the Company that does not comply with this Section 10.1 or Section 10.5 is nevertheless legally effective, the transferor and transferee shall be jointly and severally liable to the Company and the Manager for, and shall indemnify and hold harmless the Company and the Manager against, any losses, damages or expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with such Assignment.

(iv) To the fullest extent permitted under applicable law, each Member shall indemnify and hold harmless the Company, the Manager and all other Members who were or are parties, or are threatened to be made parties, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made), noncompliance with any agreement or failure to perform any covenant by any such Member in connection with any Assignment of all or any portion of such Person’s interest (or any economic interest therein) in the Company, against any losses, damages or expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or them in connection with such action, suit or proceeding and for which it or they have not otherwise been reimbursed.

(v) Prior to effecting any Assignment by a Member of any Unit, the Manager shall be entitled to receive the opinion of counsel described in 10.1(c) . Except to the extent that the Manager waives the requirement of such legal opinion in its sole and absolute discretion, such legal opinion shall be provided to the Manager by the transferring Member, or the proposed transferee. Any expense associated with such transfer or such opinion shall be borne by the transferring Member, the proposed transferee, or, at the election of the Manager acting in its sole and absolute discretion, paid to the Company through an offsetting reduction in such transferring Member’s right to future dividends or distributions under Section 6 or Section 12.

(vi) the assignment shall not result in the Company becoming subject to ERISA “Plan Asset” regulations.

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(c) Opinion of Counsel. The opinion of counsel referred to in Section 10.1(b)(v) shall be in form and substance satisfactory to the Manager, shall be from counsel satisfactory to the Manager (which, in the case of an assignee that is an institutional investor, may be staff counsel regularly employed by such institutional investor) and shall be substantially to the effect that (unless specified otherwise by the Manager) the consummation of the Assignment contemplated by the opinion will not:

(i) violate any provisions of the Securities Act or applicable state securities laws;

(ii) require the Manager or any Affiliate of the Manager that is not registered under the Advisors Act to register as an investment advisor under the Advisors Act;

(iii) violate the laws of any state or the rules and regulations of any Governmental Authority applicable to such Assignment; and

(iv) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or the Code or to be subject to the provisions of ERISA to substantially the same extent as if owned directly by any ERISA Member.

In giving such opinion, counsel may, with the consent of the Manager, rely as to factual matters on certificates of the assigning Member, the assignee and the Manager.

10.2 Substitution as Member. A transferee of any part of a Member’s Interest in the Company pursuant to this Section 10 shall become a substituted Member, as the case may be, only if the transfer is permitted by Section 10.1, and only if such transferee elects to become a substituted Member, as the case may be, and executes, acknowledges and delivers to the Company such other instruments as the Manager may deem necessary or advisable in its sole and absolute discretion to effect the admission of such transferee as a substituted Member, as the case may be, including, without limitation, the written acceptance and adoption by such transferee of the provisions of this Agreement and an executed REIT Power of Attorney, and upon such other conditions as the Manager shall deem appropriate, including adjustments to rights, dividends and distributions. Except as determined by the Manager in its sole and absolute discretion: (i) any purported transfer of an interest in the Company in violation of this Section 10 shall be null and void as against the Company and the other Members and shall not be recognized or duly reflected in the official books and records of the Company; and (ii) no assignment by a Member of its interest in the Company shall be effective or release the assignor from its obligations to the Company except as determined by the Manager in its sole and absolute discretion.

10.3 No Withdrawal. Subject to the provisions of Section 6.1, no Member may withdraw from the Company or make a demand for or receive paid-in capital until the termination of the Company.

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10.4 Sale of Interest; Applicable Law Withdrawal.

(a) Sale of Interest. If, at any time, the Manager determines, after consultation with the affected Member and counsel to the Manager, that there is a reasonable likelihood that the continuing participation in the Company by any Member might: (i) cause the Company or any Member to be subject to a requirement to register as an investment company under the Investment Company Act, or (ii) have a Material Adverse Effect, then such Member will, upon the written request of the Manager, use its best efforts to dispose of its entire Interest (or such portion of its Interest that, in the sole and absolute discretion of the Manager, is sufficient to prevent or remedy the circumstance described above) to any Person at a price acceptable to such Member, in a transaction that complies with Section 10.1.

(b) Applicable Law Withdrawal. If, as a result of Applicable Law, the ownership of an Interest by a Member becomes illegal or is likely to become illegal or the Applicable Law more likely than not requires divestiture of such Member’s Interest or indirect investment through the Company in an Investment, the Manager and the Member shall use their respective best efforts to avoid a violation of any such Applicable Law by a Member. These steps may include, depending on the provisions of such Applicable Law, (i) arranging for the sale of the Member’s Interest to a third party upon terms reasonably satisfactory to the Member in a transaction that complies with Section 10.1, (ii) making any appropriate applications to the relevant Governmental Authority, or (iii) redeeming the Member’s Interest pursuant to Section 6.5. The aforesaid “payment” shall be made in cash unless the Manager determines that the payment in cash would be economically detrimental to the Company, in which case such payment may be made in kind, subject to the Applicable Law. The timing of any such withdrawal must be mutually agreeable to the Member and the Manager taking proper account of the effective date of the Applicable Law that is the basis for the withdrawal or other remedy provided herein and the need of the Manager for a reasonable period of time to find a solution to the illegality or requirement for divestiture.

10.5 Excess Unit Provisions.

(a) Restrictions on Transfers. The terms and conditions of this Section 10.5 shall be in addition to the provisions of Section 4 and this Section 10, and the provisions of this Section 10.5 shall only apply to the extent necessary in respect of Assignments or admissions of Additional Members otherwise valid under Section 4 or this Section 10.

(b) Ownership Limitation. Except as provided in Section 10.5(a), Section 10.5(i) or Section 10.5(l), until the Restriction Termination Date:

(i) No Person (other than an Existing Holder) shall Beneficially Own Units in excess of the Ownership Limit and no Existing Holder shall Beneficially Own Units in excess of the Existing Holder Limit for such Existing Holder.

(ii) Each Transfer shall be void ab initio as to the Assignment of Units, and the intended transferee shall acquire no rights in the Units for which Assignment is voided, to the extent that the Assignment would result in (i) any Person (other than an Existing Holder) Beneficially Owning Units in excess of the Ownership Limit, (ii) any Existing Holder Beneficially Owning Units in excess of the applicable Existing Holder Limit, (iii) the Units being beneficially owned (as provided in Section 856(a) of the Code and determined without reference to any rules of attribution) by fewer than 100 Persons, (iv) the Company being “closely held” within the meaning of Section 856(h) of the Code, or (v) the Company otherwise failing to qualify as a real estate investment trust under the Code.

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(c) Excess Units. Except as provided in Section 10.5(a), Section 10.5(i) or Section 10.5(l), until the Restriction Termination Date:

(i) If, notwithstanding the other provisions contained in this Section 10.5, there is a purported Assignment or other change in the capital structure or equity holdings of the Company such that any Person would Beneficially Own Units in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then the Units Beneficially Owned in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole unit) shall automatically constitute “Excess Units” and shall be treated as provided in this Section 10.5. Such designation and treatment shall be effective as of the close of business on the business day immediately prior to the date of the purported Assignment or change in capital structure.

(ii) If, notwithstanding the other provisions contained in this Section 10.5, an Automatic Transfer Event occurs, then all Automatically Transferable Units (rounded up to the nearest whole unit) shall automatically constitute “Excess Units” and shall be treated as provided in this Section 10.5. Such designation and treatment shall be effective as of the close of business on the business day immediately prior to the date of the applicable Automatic Transfer Event.

(iii) If, notwithstanding the other provisions contained in this Section 10.5, there is an event which would result in the disqualification of the Company as a real estate investment trust under the Code, then the Manager may take such actions as it deems necessary in its reasonable discretion to preserve the Company’s status as a real estate investment trust under the Code.

(d) Prevention of Transfer. If the Manager or its designee shall at any time determine in its sole discretion that an Assignment has taken place in violation of Section 10.5(b) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Units in violation of Section 10.5(b), the Manager or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Assignment, including, without limitation, refusing to give effect to such Assignment on the books of the Company or instituting proceedings to enjoin such Assignment; provided, however, that any Assignments or attempted Assignments in violation of Section 10.5(b)(i) shall automatically result in the designation and treatment described in Section 10.5(c), irrespective of any action (or non-action) by the Manager.

(e) Notice. Any Person who acquires or attempts to acquire Units in violation of Section 10.5(b), or any Person who is a transferee such that Excess Units result under Section 10.5(c), shall immediately give written notice or, in the event of a proposed or attempted Assignment, shall give at least 15 days prior written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Assignment or attempted Assignment on the Company’s status as a real estate investment trust under the Code.

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(f) Information for the Company. Until the Restriction Termination Date:

(i) Every Beneficial Owner of more than ½ of 1% of the number or value of outstanding Units shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such Beneficial Owner, the number of Units Beneficially Owned, and a description of how such Units are held. Each such Beneficial Owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status as a real estate investment trust under the Code.

(ii) Each Person who is a Beneficial Owner of Units and each Person who is holding Units for a Beneficial Owner shall provide to the Company in writing such information with respect to direct, indirect and constructive ownership of Units as the Manager deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the Company’s status as a real estate investment trust under the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(iii) The Company shall deliver to each Member of record (determined as of the closing of the relevant year) such tax, financial, and other reports as may be required by law or as the Manager deems appropriate in its sole and absolute discretion.

(g) Other Action by Manager. Nothing contained in this Section 10.5 shall limit the authority of the Manager to take such other action as it deems necessary or advisable to protect the Company and the interests of its Members by preserving the Company’s status as a real estate investment trust under the Code.

(h) Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Section 10.5 including, without limitation, any definition contained in Section 1 or this Section 10.5, the Manager shall have the power to interpret and determine the application of the provisions of this Section 10.5, in its absolute and sole discretion, with respect to any situation based on the facts known to the Manager.

(i) Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

(i) Notwithstanding Section 10.5(k)(i), but subject to Sections 10.5(b)(i) and 10.5(b)(ii), the Manager may grant options which result in Beneficial Ownership of Units by an Existing Holder pursuant to an option plan approved by the Manager. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 10.5(k) to permit the Beneficial Ownership of the Units issuable upon the exercise of such option.

(ii) The Manager shall reduce the Existing Holder Limit for any Existing Holder after any Assignment permitted in this Section 10.5 by such Existing Holder by the percentage of the Existing Holder’s Units so Assigned or after the lapse (without exercise) of an option described in Section 10.5(i)(i) by the percentage of the Units that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

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(j) Increase or Decrease in Ownership Limit. Subject to the limitations provided in Section 10.5(k), the Manager may from time to time increase or decrease the Ownership Limit.

(k) Limitations on Changes in Existing Holder and Ownership Limits. Except as provided in Section 10.5(i) or Section 10.5(l), until the Restriction Termination Date:

(i) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five (5) or fewer Beneficial Owners of Units (including, without limitation, all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Units.

(ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 10.5(i) or 10.5(j) the Manager may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company’s status as a real estate investment trust under the Code.

(iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

(l) Waivers by Manager. The Manager may, in its sole discretion, waive the Ownership Limit, the Existing Holder Limit, or any other provision of this Section 10.5, as the case may be, with respect to any transferee or Member; provided, however, the Manager may in its sole discretion subsequently reinstitute any Ownership Limit or Existing Holder Limit that it has previously waived (as modified by the Manager to take into accounts any intervening events as it determines to be suitable in its sole discretion).

(m) Severability. If any provision of this Section 10.5 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

(n) Trust for Excess Units. Upon the designation of any Units as Excess Units pursuant to Section 10.5(c), such Excess Units shall be deemed to have been transferred immediately before such event to the Excess Unit Trustee, as trustee of the Excess Unit Trust for the exclusive benefit of the Charitable Beneficiary. If the Manager has not identified an Excess Unit Trustee, the Manager shall serve as the Excess Unit Trustee until it identifies a replacement Excess Unit Trustee. Excess Units so held in trust shall be issued and outstanding Units of the Company. The Purported Beneficial Assignee and the Purported Record Assignee shall have no rights in such Excess Units except as provided in Section 10.5(q).

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(o) Dividends in Respect of Excess Units. Any dividends and distributions on or in respect of Excess Units shall be paid to the Excess Unit Trust for the benefit of the Charitable Beneficiary. Notwithstanding the foregoing, from the amount otherwise payable to the Excess Unit Trust in respect of each Excess Unit upon an Event of Termination, the applicable Purported Record Assignee shall receive the lesser of (a) the amounts paid in respect of the Excess Unit upon the Event of Termination and (b) the price paid by the Purported Record Assignee for the Excess Unit (or if the Purported Record Assignee did not give value for the Excess Unit, the Fair Market Value of the Excess Unit on the day of the event causing the Excess Unit to be held in trust). The Purported Record Assignee shall pay to the Excess Unit Trust (gross of any withholding or other tax payments) all dividends and distributions received by the Purported Record Assignee before the Company discovery that the applicable Units are Excess Units.

(p) Voting of Excess Units. The Excess Unit Trustee shall be entitled to vote the Excess Units for the benefit of the Charitable Beneficiary on any matter. Subject to Oregon law, any vote made by a Purported Record Assignee prior to the discovery by the Company that the Excess Units were held in trust shall be rescinded ab initio. The owner of the Excess Units shall be deemed to have given an irrevocable proxy to the Excess Unit Trustee to vote the Excess Units for the benefit of the Charitable Beneficiary.

(q) Transferability. Excess Units shall be transferable only as provided in this Section 10.5(q). At the direction of the Company, the Excess Unit Trustee shall transfer the Units held in the Excess Unit Trust to a Person whose ownership of the Units will not violate the Ownership Limit or Existing Holder Limit and for whom such transfer would not be wholly or partially void pursuant to Section 10.5(b). Such transfer shall be made within 60 days after the latest of (i) the date of the Assignment which resulted in such Excess Units and (ii) the date the Manager determines in good faith that an Assignment resulting in Excess Units has occurred, if the Company does not receive a notice of such Assignment pursuant to Section 10.5(e). If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Assignee and to the Charitable Beneficiary. The Purported Record Assignee shall receive the lesser of (x) the price paid by the Purported Record Assignee for the Units or, if the Purported Record Assignee did not give value for the Units, the Fair Market Value of the Units on the day of the event causing the Units to be held in trust, and (y) the price received by the Excess Unit Trust from the sale or other disposition of the Units. Any proceeds in excess of the amount payable to the Purported Record Assignee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Units by the Excess Unit Trustee, the Company must have waived in writing its purchase rights under Section 10.5(r). It is expressly understood that the Purported Record Assignee may enforce the provisions of this Section 10.5(q) against the Charitable Beneficiary.

If any of the foregoing restrictions on transfer of Excess Units is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Assignee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Units and to hold such Excess Units on behalf of the Company.

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(r) Call by the Company on Excess Units. Excess Units shall be deemed to have been offered for sale to the Company, or its designee, at a price per Unit equal to the lesser of the price per Unit established for the transaction that created such Excess Unit (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Unit, the Fair Market Value at the time of such devise, gift or other transaction) and the Fair Market Value of the Unit to which such Excess Unit relates on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Assignment which resulted in such Excess Unit and (y) the date the Manager determines in its sole discretion that an Assignment resulting in Excess Units has occurred, if the Company does not receive a notice of such Assignment pursuant to Section 10.5(e) but in no event later than a permitted Assignment pursuant to and in compliance with the terms of Section 10.5(q). Unless the Manager determines that it is in the interests of the Company to make earlier payments of all of the amount determined as the redemption price per Unit in accordance with the preceding sentence, the redemption price may be payable at the option of the Manager at any time up to but not later than one year after the date the Company accepts the offer to purchase the Excess Unit. In no event shall the Company have an obligation to pay interest to the Purported Record Assignee.

11. Indemnification of Manager.

11.1 Indemnification. The Company shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Related Persons and the Company, and each Member shall release each Related Person, to the fullest extent permitted by law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action (including any action to enforce this Section 11.1), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or Governmental Authority, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the judgment of the Manager, arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Manager, the Company, any other Person in which the Company has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Company has a direct or indirect interest or any Affiliates of such Person or activities of any Related Person which relate to the offering and selling of Interests or winding up of the Company), except for any such Damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of this Agreement, by the Person seeking indemnification. If any Related Person is entitled to indemnification from any source other than the Company, including, without limitation, any insurance policy by which such Person is covered, but excluding any insurance owned by such Related Person, then the Manager shall use its reasonable best efforts to cause such Related Person to seek indemnification from such other source simultaneously with seeking indemnification from the Company, and the amount recovered by such Related Person from such other source shall reduce the amount of the Company’s indemnification hereunder. Such attorneys’ fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is finally adjudicated by a court of competent jurisdiction that indemnification is not permitted by law or this Agreement.

The termination of any proceeding by settlement shall not be deemed to create a presumption that the Related Person involved in such settlement acted in a manner which constituted bad faith, gross negligence, intentional misconduct, material breach of this Agreement. The indemnification provisions of this Section 11.1 may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right, provided that any Related Person who enters into a settlement of any proceeding without the prior approval of the Manager (which shall not be unreasonably withheld) shall not be entitled to indemnification provided in this Section. The right of any Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

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11.2 Sources of Indemnification. If funds are not available from sources other than the Company or Members, the Manager shall cause the Company to provide the funds needed to satisfy its indemnification obligations under Section 11.1, before causing the Members to make payments pursuant to Section 11.2. Notwithstanding the foregoing, if the Manager determines in its sole discretion that Cash Flows from Operations are insufficient to satisfy payment of the indemnification obligations of the Company pursuant to Section 11.1 above and Preferred Returns, or that providing funds would otherwise not be in the best interests of the Company (for example, nothing in this Section shall require the Manager to cause the Company to liquidate any Investments before such time as the Manager determines it advisable), the Manager may require the Members to make further Capital Contributions to satisfy all or any portion of the indemnification obligations of the Company pursuant to Section 11.1 above, whether such obligations arise before or after the last day of the term of the Company or before or after such Member’s withdrawal from the Company; provided, however: (i) no Member shall be obligated under this Section 11.2 to make additional Capital Contributions in an aggregate amount in excess of 10% of the aggregate payments of Net Cash Flow from Operations received by the Member from the Company within the last three years; (ii) no Member shall be obligated under this Section 11.2 to make additional Capital Contributions after the third year following the redemption of all of their Units; and (iii) no amounts contributed by the Members under this Section 11.2 shall be used in a manner that would result in a violation of any rules or regulations pertaining to “plan assets” under ERISA.

11.3 Not Liable for Return of Capital. Neither the Manager nor any other Related Person shall be personally liable for the return of the Capital Contributions or Distributable Cash of any Member or any portion thereof or interest thereon, and such return shall be made solely from available Company assets, if any.

12. Duration and Termination of the Company.

12.1 Event of Termination. The existence of the Company commenced on the date of the filing of Articles of Organization pursuant to the LLC Act and shall continue until the first to occur of the following events (an “Event of Termination”): (i) the failure to continue the business of the Company as provided in Section 13.2 following a Disabling Event in respect of the Manager or any other event that causes the Manager to cease to be the Manager of the Company under the LLC Act; (ii) a determination by the Manager to terminate the Company because it has determined that (W) changes in the application or interpretation of a statute, law, rule, order, decree or regulation to which the Company is subject have produced or could reasonably be expected to produce a Material Adverse Effect on the Company; (X) the Company cannot carry out or meet its investment program as contemplated by this Agreement, as reasonably determined by the Manager; (Y) termination is required in order for the Company to comply with a statute, law, rule, order, decree, regulation, writ or injunction to which the Company is subject; or (Z) there is a substantial likelihood that due to a change in the application or interpretation of the provisions of the United State federal securities laws (including the Securities Act, the Investment Company Act and the Advisors Act), that the Company cannot operate effectively in the manner contemplated; (iii) a determination by the Manager to terminate the Company because the Manager receives withdrawal requests totaling thirty percent (30%) or more of the total outstanding Units of the Company as of the first day of any calendar month; (iv) the sale of all or substantially all of the Company’s assets and determination of the Manager, in its sole and absolute discretion, to cease doing business; (v) a determination by the Manager that there is a substantial likelihood that due to a change in the application or interpretation of the provisions of the United State federal securities laws (including the Securities Act, the Investment Company Act and the Advisers Act) or the provisions of ERISA (including the applicable DOL Regulations), that the Company cannot operate effectively in the manner contemplated herein or is unable to comply with another exception that will prevent the assets of the Company from being treated as the assets of any ERISA Partner for purposes of the DOL Regulations; or (vi) the entry of a decree of judicial dissolution or upon administrative dissolution under the LLC Act; or (vii) a determination by the Manager to terminate the Company for any reason in the Manager’s sole and absolute discretion;

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12.2 Winding-Up. Upon the occurrence of an Event of Termination, the Company shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Company, the Manager or, if there is no Manager, a liquidator or other representative (the “Liquidation Representative”) appointed by a Majority in Interest shall proceed with the sale or liquidation of all of the assets of the Company (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law: (i) first, to pay (or to make provision for payment of) all expenses of the liquidation in satisfaction of all obligations of the Company for such expenses of liquidation; (ii) second, to pay (or to make provision for the payment of) all creditors of the Company (including Members who are creditors of the Company) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Company due such creditors; (iii) third, to the establishment of any reserve which the Manager or the Liquidation Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (such reserve may be paid over by the Manager or the Liquidation Representative to an escrow agent acceptable to the Manager or the Liquidation Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Manager or the Liquidation Representative for distribution of the balance in the manner hereinafter provided in this Section 12.2); and (iv) fourth, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Company in accordance with each of the clauses above, to the Members or their legal representatives in accordance with Section 6.2(b), no later than the end of the fiscal year in which the Event of Termination occurs or, if later, within ninety (90) days after the date of the liquidation of the Company. At the conclusion of the winding-up and liquidation of the Company, the Manager or the Liquidation Representative shall designate one or more Persons to hold the books and records of the Company (and to make such books and records available to the Members on a reasonable basis) for not less than three years following termination of the Company under the LLC Act, and execute, file and record, as necessary, a certificate of termination or similar document to effect the termination of the Company under the LLC Act and other applicable laws.

12.3 Distributions on Winding Up. Distributions during the winding up period may be made in cash or in kind or partly in cash and partly in kind as determined by the Manager or the Liquidation Representative, as the case may be, in its sole and absolute discretion. Distributions in kind will be subject to such conditions and restrictions as may be necessary or advisable in the reasonable discretion of the Manager or the Liquidation Representative to preserve the value of the property so distributed or comply with applicable law. If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any law, regulation or order, such Member and the Manager shall each use its reasonable best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

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12.4 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager or the Liquidation Representative to minimize the losses attendant upon such liquidation.

12.5 Termination. Upon compliance with the foregoing distribution plan, the Company shall cease to be such, and the Manager or the Liquidation Representative, as the case may be, shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Oregon a notice of dissolution of the Company pursuant to the power of attorney contained in Section 15.10. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Company with the Secretary of State of the State of Oregon.

13. Dissolution, Etc. of Members.

13.1 Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Member. The occurrence of a Disabling Event to a Member shall not dissolve the Company, and the Company shall continue in a reconstituted form, if necessary, without any action on the part of the remaining Members. The trustee, executor, administrator, committee or guardian of the Member or of the Member’s estate, as the case may be, shall have all the rights of the Member for the purpose of settling or managing the estate and such power as such Member possessed to assign all or part of such Member’s Interest, provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Member only upon compliance with the provisions of Section 10.1.

13.2 Effect of Bankruptcy, Etc. of the Manager.

(a) Not the Last Manager. In the event of the death, incapacity, adjudication of incompetency, bankruptcy, dissolution, liquidation, retirement, resignation, withdrawal or removal of a Manager (a “Disabling Event”) who is not the last remaining Manager (the “Withdrawing Manager”), the Company may be continued with the consent of the remaining Managers or Manager pursuant to the terms and conditions of this Agreement.

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(b) Last Manager. Notwithstanding anything express or implied in this Agreement to the contrary, upon the occurrence of a Disabling Event to the last remaining Manager, the Company shall be dissolved and wound up as provided in Section 12.2, unless within ninety (90) days of such Disabling Event, Members holding at least seventy-five percent of the issued and outstanding Units, consent in writing to the reconstitution and continuation of the operations of the Company and their election, effective as of the date of the Disabling Event, of one or more successor Managers.

14. Amendments.

14.1 Amendments Requiring Consents. Except as otherwise provided in Section 14.2 below, the other Sections of this Agreement (and all defined terms used therein) may be modified or amended only with the written consent of the Manager and a Majority in Interest.

14.2 Amendments by Manager. Notwithstanding the provisions of Section 14.1, the Manager shall have the authority to amend or modify this Agreement without any vote or other action by the other Members, as expressly permitted by Section 15.10 or to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by Applicable Law. The Manager shall have the authority to amend or modify this Agreement without any vote or other action by the other Members: (a) to reflect issuance of Units pursuant to reinvestment and the admission of substitute, additional or successor Members and transfers of Interests pursuant to this Agreement; (b) to qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business; (c) to change the name of the Company; (d) to ensure or maintain the qualification of the Company as a REIT or to avoid the imposition on the Company of any U.S. excise or income tax; (e) to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or (f) to correct any typographical errors contained herein.

15. Miscellaneous.

15.1 Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

15.2 Entire Agreement. This Agreement and the Subscription Agreements, each as amended or supplemented, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

15.3 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Oregon (without giving effect to the principles of conflicts of laws thereof).

15.4 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

15.5 Severability. Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

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15.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Members to execute the same counterpart hereof.

15.7 Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Manager deems necessary or appropriate to form, qualify or continue the Company as a limited liability company (or a corporation taxed as a REIT) in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

15.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.9 Notices. Except as otherwise provided herein, any notice, demand, or communication required or permitted to be given to a Member or Manager by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally to the Member or Manager, (b) sent by facsimile or electronic mail transmission, or (c) sent by registered or certified mail, postage prepaid, addressed to the Member’s address set forth on the Member register or the Manager’s address on file with the Company. Except as otherwise provided herein, any such notice shall be deemed to be given (i) on the date on which the same was personally delivered, (ii) on the date on which the notice was transmitted by facsimile or electronic mail transmission if confirmation thereof is obtained, or (iii) if sent by registered or certified mail, on the third (3rd) day after such notice was deposited in the United States mail addressed as aforesaid.

Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed, provided that any notice to the Manager shall be effective only if and when received by the Manager. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) through (c) shall be deemed to have been given when delivered. Notices, demands, consents and other communications to the Members are effective when delivered in accordance with the foregoing to each Member or its representative.

Any Member or its representative, the Company or the Manager or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of any representative, directed to the Company at its offices as hereinabove set forth.

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15.10 Grant of Power of Attorney. In addition to the REIT Power of Attorney, each Member further hereby irrevocably constitutes and appoints the Manager and each member of the Manager as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record: (i) any certificates or other instruments or amendments thereof which the Company may be required to file pursuant to the requirements of any Governmental Authority having jurisdiction over the Company or which the Manager shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement and a notice of dissolution as provided in Section 12.5; (ii) any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Manager deems appropriate or necessary to qualify, or continue the qualification of, the Company as a limited liability company (or a corporation taxed as a REIT) and to preserve the limited liability status of the Company in the jurisdictions in which the Company may make or acquire Investments; (iii) any certificates or other instruments which may be required in order to effectuate any change in the membership of the Company or to effectuate the dissolution and termination of the Company pursuant to Section 12; (iv) any certificates or other instruments which may be required to establish and maintain a loan facility and to pledge to a third party lender a collateral interest in the Investments; and (v) any amendments to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section or pursuant to this Agreement.

15.11 Irrevocable and Coupled with an Interest; Copies to Be Transmitted. The powers of attorney granted under Section 15.10 shall be deemed irrevocable and to be coupled with an interest.

15.12 Survival of Power of Attorney. The powers of attorney granted in Section 15.10 shall survive delivery of an Assignment by any Member of the whole or any part of such Member’s Interest, provided that if such Assignment was of all of such Member’s Interest and the substitution of the assignee as a Member has been consented to by the Manager, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the Manager to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Member. Such powers of attorney shall survive the death, incapacity, dissolution or termination of a Member and shall extend to such Member’s successors and assigns.

15.13 Limitation of Power of Attorney. Except as expressly set forth in Section 14, the powers of attorney granted under Section 15.10 cannot be used by the Manager for the purpose of increasing or extending any financial obligation or liability of a Member or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Member without the written consent of such Member. Additionally, the powers of attorney granted under Section 15.10 cannot be used by the Manager to vote for or consent to any matter which requires the vote or consent of a Member.

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15.14 Confidentiality. Each Member agrees, as set forth below, with respect to any information pertaining to the Company or Investments or Affiliates that is provided to such Member pursuant to this Agreement or otherwise (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its Affiliates, or any representative or other Person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Member (or its Authorized Representative) may disclose any such information: (a) as has become generally available to the public (except pursuant to a breach of this Agreement); (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Member (or its Authorized Representative) but only that portion of the data and information which, in the written opinion of counsel for such Member or Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure and only after providing the Company the opportunity to seek a protective order or similar commitment of confidentiality; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation only after providing the Company the opportunity to seek a protective order or similar commitment of confidentiality; or (d) as to which the Manager has consented in writing.

15.15 Payment in U.S. Dollars. Unless otherwise requested by the Manager, all payments required to be made pursuant to this Agreement (other than distributions by the Company) shall be payable only in U.S. Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, or any other realization in such other currency, whether as proceeds of set-off, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of U.S. Dollars due and payable hereunder.

15.16 Submission to Jurisdiction. Each Member irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), and, by execution and delivery of this Agreement, each Member hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each Member further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 15.9. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Manager or the Company to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any other Member hereunder in any other jurisdiction. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

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15.17 [Reserved.]

15.18 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.19 Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto hereby irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with this Agreement or any matter arising hereunder.

15.20 Remedies.

(a) In the event any Member (the “Defaulting Party”) fails to timely perform any duty or obligation required under the terms of this Agreement, the Company shall have the right to pursue such legal remedies as are available under the LLC Act and the laws of the State of Oregon in such manner and to such extent deemed to be in the best interest of the Company under the prevailing facts and circumstances, including, but not limited to, the institution of legal proceedings to specifically enforce the obligation of the Defaulting Party in accordance with this Agreement; provided, however, before pursuing such remedies the Defaulting Party shall be given written notice of the default and a period of ten (10) days after such notice is given in which to cure the default.

(b) Without limiting the rights of the Company, the Manager, any Member under this Section 15.20, and without being deemed an election of remedies, subsequent to the default by the Defaulting Party and until such time as the default has been cured, the Defaulting Party shall have no right to receive any distribution from the Company nor to vote or otherwise participate in the management of Company affairs (as applicable) or any other rights as a Member under this Agreement or under the Act.

(c) Without limiting the rights of the Company, the Manager, any Member under this Section 15.20, and without the exercise of any rights under this Section 15.20(c) being deemed an election of remedies, each Member hereby grants a security interest in its Units to the Company to secure the performance of its obligations as a Member under this Agreement. This 15.20(c) is a “Security Agreement” for purposes of the Uniform Commercial Code (“UCC”).

15.21 Side Letters. Notwithstanding any provisions of this Agreement to the contrary, it is hereby acknowledged and agreed that the Company, and the Manager on its own behalf or on behalf of the Company, may, without the approval of any other Member, enter into one or more side letter or similar agreement to or with one or more Members (each, a “Side Letter” and, collectively, the “Side Letters”), each of which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or of any subscription agreements between such Member and the Company (so long as the rights and obligations of the other Members set forth in this Agreement are not adversely impacted by the applicable Side Letter). The parties hereto agree that any terms contained in a Side Letter shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any Subscription Agreement. Except as required by law, the Manager and the Company shall not be required to deliver any of the Side Letters or the terms and agreements contained therein to any Member.

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15.22 Ownership and Use of Name.

(a) Notwithstanding any provision of this Agreement to the contrary, the Members acknowledge and agree that: (i) the Name and Mark are the property of the Manager or its Affiliates (other than the Company) and in no respect shall the limited right to use the Name and Mark be deemed an asset of the Company and its subsidiaries; (ii) the Company’s or its subsidiaries’ limited right to use the Name and Mark may be withdrawn by the Manager or its Affiliates at any time without compensation to the Company or its subsidiaries; (iii) the Company and its subsidiaries have no right to license, sublicense, assign, or otherwise transfer any right, title or interest in or to the Name and Mark; (iv) no Member other than the Manager shall, by virtue of its ownership of an interest in the Company, hold any right, title or interest in or to the Name and Mark; (v) all goodwill and similar value associated with the Name and Mark are owned by, and shall accrue solely for the benefit of, the Manager or its Affiliates (other than the Company); and (vi) following the dissolution and liquidation of the Company, the limited right of the Company and its subsidiaries to use the Name and Mark shall be terminated. Except as specifically authorized by the Manager or its Affiliate in writing, in no event shall any Member use the Name and Mark for its own account.

(b) Subject to Section 15.22(a), the Manager has granted to the Company (and its Affiliates), and such entities have accepted, a non-exclusive, non-assignable, non-sublicensable, royalty-free license to use, during the term of such entities, the Name and Mark as part of the legal name of such entities; and otherwise in connection with the conduct by the Company and its subsidiaries of their activities in accordance with this Agreement and such other documents relating to the same.

(c) The Manager and its Affiliates shall be entitled to take all reasonable actions to protect their ownership of the Name and Mark. The Company shall use the Name and Mark only in a manner and format approved in writing by the Manager, and only in connection with goods or services adhering to such standards, specifications, and instructions as are developed by the Manager and its Affiliates (other than the Company). If the Manager or such Affiliates determine that the Company is not using, or cannot use, the Name and Mark in accordance with such format, manner, standards, specifications, and instructions, the Company shall cure the cause of such failure or, if the Manager determines that the Company cannot or should not cure such failure, discontinue such non-conforming use. The Manager shall have the right to present to its Affiliates all information concerning the Company’s use of the Name and Mark as shall be reasonably necessary for such Affiliates to determine whether such format, manner, standards, specifications, and instructions have been, and are likely to be, satisfied.If the name, mark or URL of the Company or its subsidiaries are changed, the foregoing provisions of this Section 15.22 shall apply equally to the new name, mark or URL.

[Remainder of Page Intentionally Left Blank]

48

Signature Page to

Second Amended and Restated Operating Agreement of

Iron Bridge Mortgage Fund, LLC

IN WITNESS WHEREOF, Iron Bridge Management Group, LLC, the Manager of the Company, and the Company have executed this Second Amended and Restated Operating Agreement as of the date indicated on Page 1.

Iron Bridge Management Group, LLC, an Oregon limited liability company

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Member/Manager

By:	/s/ Sarah Stascausky
Name:	Sarah Stascausky
Title:	Member/Manager

Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company

By:	Iron Bridge Management Group, LLC
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Member/Manager

By:	/s/ Sarah Stascausky
Name:	Sarah Stascausky
Title:	Member/Manager

49

Signature Page to

Second Amended and Restated Operating Agreement of

Iron Bridge Mortgage Fund, LLC

IN WITNESS WHEREOF, the undersigned Member has executed this Second Amended and Restated Operating Agreement as of the date indicated on Page 1.

Name of Member

Sign here

Name of Member

Sign here

If Member is a Legal Entity:

Name of Authorized Signatory

Title of Authorized Signatory

Sign here

Class of Units Held:

No. of Units Held:

50